AMENDMENT NO. 2

TO

SUPPLEMENTAL PAYMENT AGREEMENT

WHEREAS, Pacific Life & Annuity Company (“Company”) and J. P. Morgan Investment Management Inc. (“JPMIM”), have entered into a Supplemental Payment Agreement dated August 1, 2005 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to replace Appendix A of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.         Appendix A is deleted in its entirety and replaced with Appendix A attached hereto.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the later of the dates indicated below their respective signatures.

PACIFIC LIFE & ANNUITY COMPANY	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Anthony J. Dufault	By: /s/ Robert L. Young

Name: Anthony J. Dufault	Name: Robert L. Young

Title: Assistant Vice President	Title: Managing Director

Date: 12-4-14	Date: 12-17-14

Attest: /s/ Brandon J. Cage
Brandon J. Cage, Assistant Secretary

Appendix A

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust Large Cap Growth

JPMorgan Insurance Trust Equity Index Portfolio*

JPMorgan Insurance Trust U.S. Equity Portfolio

JPMorgan Insurance Trust Mid Cap Growth Portfolio*

JP Morgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Income Builder Portfolio

JPMorgan Insurance Trust Global Allocation Portfolio

Servicing Fees

For each Portfolio other than JPMorgan Investment Trust Equity Index Portfolio: basis points (%) of the average daily net assets of Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners.

For JPMorgan Investment Trust Equity Index Portfolio: the following rates for the following ranges of the average daily net assets of Shares of the JPMorgan Equity Index Portfolio held by Separate Accounts for the Variable Contracts’ owners.

On the first $50 million in assets	basis points (%)
On the next $50 million in assets	basis points (%)
On assets in excess of $100 million	basis points (%)

Variable Contracts:

All Variable Contracts funded by the Separate Accounts that utilize any Trust Portfolio.

*On August 21, 2014, the Board of Trustees of JPMorgan Insurance Trust approved the termination and liquidation of the JPMorgan Insurance Trust Equity Index Portfolio, JPMorgan Insurance Trust Mid Cap Growth Portfolio, JPMorgan Insurance Trust Intrepid Growth Portfolio and the JPMorgan Insurance Trust International Equity Portfolio (each, a “Portfolio”). It is anticipated that each liquidation will occur on or about December 12, 2014.